American CareSource Announces Third Quarter 2014 Financial Results

DALLAS, Nov. 14, 2014 - American CareSource Holdings (NASDAQ: ANCI), operator of urgent care centers and a leading national network of ancillary healthcare providers, today reported net revenue of $6.8 million during the third quarter of 2014, as compared with $6.5 million for the same period a year ago.
The net loss for the three months ended September 30, 2014, was $1.5 million, as compared with a loss of $858,000 during the third quarter 2013. Operating expenses were $8.4 million during the third quarter, compared to $7.4 million during the third quarter 2013. Adjusted EBITDA for the third quarter of 2014 was a loss of $1.1 million, compared to an adjusted EBITDA loss of $548,000 in the third quarter of 2013.
Urgent and Primary Care Centers
Third Quarter Highlights and Certain Subsequent Events

•
Completed the acquisition of substantially all the assets of Bay Walk-In Clinic in Panama City and Panama City Beach, Fla. The transaction resulted in the Company's first two sites in the state of Florida;

•
Acquired Express Family Care, the owner and operator of three urgent care centers located in the greater Birmingham, Alabama metropolitan area. Two existing centers are located in Rainbow City and Hueytown; the third site in Springville, Alabama opened in late October 2014. The centers are the Company's initial entrance into the state of Alabama;

•
Closed a $5 million line of credit with a top-tier U.S. bank, providing the Company funding to support its urgent and primary care acquisition program. The line of credit has a two-year term at a rate of LIBOR plus 1.75% per annum, which is currently 1.90%.

•	Subsequent to September 30, the Company announced the acquisition of MedHelp, a full-service urgent and primary care provider located in Alpharetta, Georgia, a northern suburb of Atlanta. It is the Company's third site in the Atlanta metropolitan area and should create strategic revenue opportunities and operating efficiencies; and

•
In early October, the Company entered into a three-year agreement with HealthSmart Preferred Care II, L.P., to operate the Company's ancillary provider network. The arrangement will allow the Company to operate the network more cost-efficiently and to focus on growing and operating the urgent and primary care business.

During the three months ended September 30, 2014, our acquired sites experienced, in the aggregate, approximately 8,800 patient visits, which generated net revenue of approximately $1.1 million. Based on the third quarter of 2014, the annualized revenue run rate for the urgent and primary care business was approximately $8.1 million. For the three months ended September 30, 2014, segment operating income was $8,000. The operating results for the quarter reflect operating investments made at certain sites in preparation for future growth, as well as non-recurring costs of approximately $29,000.
“We are encouraged by the progress of our acquisition program during the third quarter,” said Dr. Richard W. Turner, Chairman of the Board and Chief Executive Officer of the Company. “With the management services agreement in place with HealthSmart to operate the network business, we expect to devote more of our attention to operating and managing the acquired sites to facilitate growth, and on our acquisition program to capitalize on the segment of U.S. health care that is currently experiencing its greatest need and fastest growth – urgent care delivery.”
Ancillary Network
Revenue from the ancillary network in the third quarter 2014 was $5.7 million compared to $6.5 million in the third quarter of 2013.
During the quarter, the Company continued to experience volume declines from its legacy clients, but revenue continued to be positively affected by contributions from two third-party administrators (“TPAs”) acquired by HealthSmart, our largest client and ancillary network operator as of October 1, 2014. Subsequent to the acquisitions by HealthSmart, the Company partnered with HealthSmart to quickly and efficiently implement the TPAs, which contributed aggregate revenue of approximately $1 million in third quarter of 2014.
The ancillary network business contributed segment operating income of approximately $421,000 in the third quarter of 2014 as compared with a $208,000 in the same period last year. Operating results were positively affected by improved margins on provider payments, from 25.9 percent in the third quarter last year to 30.5 percent in the most recent quarter. In addition, as compared to the third quarter of 2013, fewer investments were made in sales and strategic consulting costs.
Shared Services
Shared Services include the common costs related to the urgent and primary care sites and the ancillary network lines of business on a limited basis. Shared Services include the executive management team and common functions such as finance and accounting, human resources, legal, marketing and information technology. The Company believes that the Shared Services approach is highly scalable because it will lower costs through economies of scale and standardized processes, allowing the urgent and primary sites and ancillary network to focus on patients and operations.

During the three months ended September 30, 2014, Shared Services costs increased to $1.8 million compared to $900,000 during the three months ended September 30, 2013. During the third quarter of 2014, Shared Services included approximately $111,000 of acquisition-related transaction costs, as well as professional fees related to certain strategic initiatives, including the management services agreement with HealthSmart. In addition, marketing investments of $65,000 were made for website development and branding.

Financial Liquidity
Total cash and cash equivalents as of September 30, 2014, amounted to $2.5 million, as compared to $3.6 million on June 30, 2014, and $6.2 million on December 31, 2013. As of September 30, 2014, the line of credit had remaining borrowing capacity of approximately $2.2 million.
Non-GAAP Financial Measures
American CareSource has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and that are therefore considered non-GAAP financial measures. This information includes Adjusted EBITDA, which is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of non-cash stock-based compensation expense, severance charges, amortization of long-term client agreements, strategic transaction-related costs and other non-cash and non-recurring charges. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating the Company’s ongoing financial performance.
A reconciliation of Adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
About American CareSource Holdings, Inc.
American CareSource Holdings is the owner and operator of a growing chain of urgent and primary care centers and an ancillary care network through its subsidiary, Ancillary Care Services ("ACS"). ACS provides ancillary healthcare services and offers cost-effective alternatives to physician and hospital-based services through its nationwide network of approximately 4,800 ancillary service providers and approximately 33,000 sites. These providers offer services in 32 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, projections of the Company’s future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to attract or maintain patients, clients or providers or achieve our financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation to the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including economic downturns and increases in unemployment), the Company’s ability to successfully implement our growth strategy for the urgent and primary care business, the Company’s ability to identify and acquire target centers, increased competition in the urgent care and primary care market, the Company’s ability to recruit and retain qualified physicians and other healthcare professionals, reduction in reimbursement rates from governmental payors, lower than anticipated demand for services, pricing, market acceptance or preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the Company’s key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationships with significant clients, increased competition, decisions by service providers in the Company’s network to terminate their agreements with the Company, the Company’s ability to maintain a network of ancillary service providers that is adequate to generate significant claims volume, increased competition in the ancillary network business from major carriers, increased competition from cost containment vendors and solutions, the Company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.

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Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
Phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net revenues	$6,763	$6,493	$17,742	$20,541
Operating expenses:
Provider payments	3,929	4,811	11,562	15,539
Salaries, wages, benefits and taxes	2,398	1,314	5,487	4,050
Professional fees	510	256	1,310	1,101
Ancillary network administrative fees	278	265	805	853
Other	1,041	513	2,346	1,905
Depreciation and amortization	235	192	628	615
Total operating expenses	8,391	7,351	22,138	24,063

Operating loss	(1,628)	(858)	(4,396)	(3,522)

Interest (income) expense:
Interest (income) expense	28	(6)	37	(21)
Amortization of deferred financing costs	154	—	154	—
Unrealized gain on warrant liability	(130)	—	(130)	—
Total interest (income) expense	52	(6)	61	(21)

Loss before income taxes	(1,680)	(852)	(4,457)	(3,501)
Income tax provision (benefit)	(226)	6	(225)	17
Net loss	$(1,454)	$(858)	$(4,232)	$(3,518)

Loss per basic and diluted common share	$(0.22)	$(0.15)	$(0.67)	$(0.62)

Basic and diluted weighted average common shares outstanding	6,745	5,716	6,290	5,711

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss	$(1,454)	$(858)	$(4,232)	$(3,518)
Income tax provision (benefit)	(226)	6	(225)	17
Depreciation and amortization	235	192	628	615
Interest (income) expense	52	(6)	61	(21)
EBITDA	(1,393)	(666)	(3,768)	(2,907)
Non-cash stock-based compensation expense	169	68	366	220
Severance charges	—	—	108	216
Strategic transaction-related costs	73	50	471	50
Other	38	—	38	—
EBITDA, as adjusted	$(1,113)	$(548)	$(2,785)	$(2,421)

AMERICAN CARE SOURCE HOLDINGS, INC.
RECONCILIATION OF SEGMENT OPERATING RESULTS TO CONSOLIDATED OPERATING RESULTS
(unaudited)
(amounts in thousands)

Third Quarter
	2014				2013				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Revenue	$1,107	$5,656	$—	$6,763	$—	$6,493	$—	$6,493	$270	4.2%
EBITDA	8	406	(1,807)	(1,393)	—	187	(853)	(666)	(727)	109.2%
EBITDA, as adjusted	8	421	(1,542)	(1,113)	—	208	(756)	(548)	(565)	103.1%

Nine Months
	2014				2013				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Revenue	$1,581	$16,161	$—	$17,742	$—	$20,541	$—	$20,541	$(2,799)	(13.6)%
EBITDA	79	428	(4,275)	(3,768)	—	103	(3,010)	(2,907)	(861)	29.6%
EBITDA, as adjusted	79	598	(3,462)	(2,785)	—	179	(2,600)	(2,421)	(364)	15.0%

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,462	$6,207
Accounts receivable, net	3,174	1,977
Prepaid expenses and other current assets	460	357
Deferred income taxes	6	6
Total current assets	6,102	8,547

Property and equipment, net	2,527	1,236

Other assets:
Deferred income taxes	215	215
Deferred financing costs	1,536	—
Other non-current assets	538	391
Intangible assets, net	1,585	640
Goodwill	4,822	—
Total assets	$17,325	$11,029

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to service providers	$2,128	$1,865
Accounts payable and accrued liabilities	2,246	1,056
Notes payable	927	—
Capital lease obligations	72	—
Total current liabilities	5,373	2,921

Long-Term Liabilities:
Revolving line of credit	2,834	—
Notes payable	799	—
Capital lease obligations	517	—
Warrant derivative liability	1,560	—
Total long-term liabilities	5,710	—

Commitments and contingencies	—	—

STOCKHOLDERS' EQUITY
Common stock	67	57
Additional paid-in capital	25,505	23,149
Accumulated deficit	(19,330)	(15,098)
Total stockholders' equity	6,242	8,108
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,325	$11,029

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
	Nine Months Ended September 30,

	2014	2013
Cash flows from operating activities:
Net loss	$(4,232)	$(3,518)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	366	221
Depreciation and amortization	628	615
Amortization of deferred financing costs	154	—
Unrealized gain on warrant liability	(130)	—
Deferred income taxes	(227)	1
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(650)	709
Prepaid expenses and other assets	(235)	(523)
Accounts payable and accrued liabilities	967	(73)
Due to service providers	263	(1,505)
Net cash used in operating activities	(3,096)	(4,073)

Cash flows from investing activities:
Cost of acquisitions	(5,030)	—
Investments in software development costs	(174)	(199)
Additions to property and equipment	(248)	(11)
Net cash used in investing activities	(5,452)	(210)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,000	—
Proceeds from revolving line of credit	2,834	—
Payments under notes payable	(17)	—
Payments under capital lease	(14)	—
Proceeds from exercise of equity incentives	—	5
Net cash provided by financing activities	4,803	5

Net decrease in cash and cash equivalents	(3,745)	(4,278)
Cash and cash equivalents at beginning of period	6,207	10,705

Cash and cash equivalents at end of period	$2,462	$6,427

Supplemental cash flow information:
Cash paid for taxes, net of refunds	$25	$63
Cash paid for interest	$36	$—

Supplemental non-cash operating and financing activity:
Warrants issued as deferred financing costs	$1,690	$—
Debt issued as consideration in business combination	$1,308	$—